FUNKO, INC.
2019 INCENTIVE AWARD PLAN
PERFORMANCE STOCK UNIT AWARD GRANT NOTICE
Funko, Inc., a Delaware corporation, (the “Company”), pursuant to its 2019 Incentive Award Plan, as amended from time to time (the “Plan”), hereby grants to the holder listed below (the “Participant”), an award of performance stock units (“Performance Stock Units” or “PSUs”). Each vested Performance Stock Unit represents the right to receive, in accordance with the Performance Stock Unit Award Agreement attached hereto as Exhibit A (the “Agreement”), a number of shares of Class A Common Stock (each, a “Share”) based on the Company’s achievement of certain performance goals over the applicable performance period. This award of Performance Stock Units is subject to all of the terms and conditions set forth herein and in the Agreement and the Plan, each of which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Performance Stock Unit Award Grant Notice (the “Grant Notice”) and the Agreement.

Grant Number:	[_____________]
Participant:	[__________________________]
Grant Date:	[__________________________]
Target Number of PSUs:	[_____________]
Vesting Schedule:	Subject to Section 2.5 of the Agreement, the PSUs shall vest as provided in Exhibit B.
By Participant’s acceptance hereof (whether written, electronic or otherwise), Participant agrees, to the fullest extent permitted by law, that in lieu of receiving documents in paper format, Participant accepts the electronic delivery of any documents the Company, or any third party involved in administering the Plan which the Company may designate, may deliver in connection with this grant (including the Plan, this Grant Notice, the Agreement, account statements, or other communications or information) whether via the Company’s intranet or the Internet site of such third party or via email or such other means of electronic delivery specified by the Company.
By Participant’s acceptance hereof (whether written, electronic or otherwise), Participant and the Company agree that the PSUs are granted under and governed by the terms and conditions of the Plan, this Grant Notice and the Agreement.

FUNKO, INC.:	PARTICIPANT:
By:	By:
Print Name:	Print Name:
Title:
Address:	Address:

EXHIBIT A
TO PERFORMANCE STOCK UNIT AWARD GRANT NOTICE
PERFORMANCE STOCK UNIT AWARD AGREEMENT
Pursuant to the Performance Stock Unit Award Grant Notice (the “Grant Notice”) to which this Performance Stock Unit Award Agreement (this “Agreement”) is attached, Funko, Inc., a Delaware corporation (the “Company”), has granted to the Participant the number of performance stock units (“Performance Stock Units” or “PSUs”) set forth in the Grant Notice under the Company’s 2019 Incentive Award Plan, as amended from time to time (the “Plan”). Each Performance Stock Unit represents the right to receive a number of shares of Common Stock (each, a “Share”) based on the Company’s achievement of certain performance goals. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and Grant Notice.
ARTICLE I.
GENERAL
1.1Incorporation of Terms of Plan. The PSUs are subject to the terms and conditions of the Plan, which are incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.
ARTICLE II.
GRANT OF PERFORMANCE STOCK UNITS
1.1Grant of PSUs. Pursuant to the Grant Notice and upon the terms and conditions set forth in the Plan and this Agreement, effective as of the Grant Date set forth in the Grant Notice, the Company hereby grants to the Participant an award of PSUs under the Plan in consideration of the Participant’s past and/or continued employment with or service to the Company or any Subsidiaries and for other good and valuable consideration.
1.2Unsecured Obligation to PSUs. Each PSU constitutes the right to receive a number of Shares upon vesting, as determined in accordance with Section 2.3 and 2.6 below. Unless and until the PSUs have vested in the manner set forth in Article 2 hereof, the Participant will have no right to receive Common Stock under any such PSUs. Prior to actual payment of any vested PSUs, such PSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.
1.3Vesting Schedule. Subject to Section 2.5 hereof, the PSUs shall vest and become non-forfeitable with respect to the applicable portion thereof in accordance with Exhibit B to the Grant Notice.
1.4Consideration to the Company. In consideration of the grant of the award of PSUs pursuant hereto, the Participant agrees to render faithful and efficient services to the Company or any Subsidiary.
1.5Forfeiture, Termination and Cancellation.
(a)Subject to subsection (b) and (c) below, upon Participant’s Termination of Service for any or no reason, all Performance Stock Units which have not vested prior to or in connection with such Termination of Service shall thereupon automatically be forfeited, terminated and cancelled as of the applicable date of the Termination of Service without payment of any consideration by the Company, and the Participant, or the Participant’s beneficiary or personal representative, as the case may be, shall have no further rights hereunder.
(b)Notwithstanding the foregoing, in the event of Participant’s Termination of Service as a result of a termination by the Company without Cause or by Participant for Good Reason (each as defined in Exhibit B), then a number of Performance Stock Units equal to such number of Performance Stock Units as would vest in accordance with Exhibit B based on actual achievement of the Net Sales and Adjusted EBITDA Margin targets as of the date of such Termination of Service, as determined by the Administrator in its discretion, shall vest as of the date of such Termination of Service.
(c)No portion of the PSUs which has not become vested as of the date on which the Participant incurs a Termination of Service, after giving effect to any acceleration of vesting in connection with such Termination of Service, shall thereafter become vested.
1.6Settlement upon Vesting.
(a)As soon as administratively practicable following the vesting of any Performance Stock Units pursuant to Section 2.3 hereof, but in no event later than 60 days following the Determination Date (defined in Exhibit B), the Company shall deliver to the Participant (or any transferee permitted under Section 3.2 hereof) a number of Shares equal to the number of vested PSUs as determined in accordance with Exhibit B. Notwithstanding the foregoing, in the event Shares cannot be issued pursuant to Section 10.4 of the Plan, the Shares shall be issued pursuant to the preceding sentence as soon as administratively practicable after the Administrator determines that Shares can again be issued in accordance with such Section.
(b)As set forth in Section 10.2 of the Plan, the Company shall have the authority and the right to deduct or withhold, or to require the Participant to remit to the Company, an amount sufficient to satisfy all applicable federal, state, local and foreign income and payroll taxes required by law to be withheld with respect to any taxable event arising in connection with the Performance Stock Units based on the maximum statutory withholding rates applicable to supplemental taxable income. The Company shall not be obligated to deliver any Shares to the Participant or the Participant’s legal representative unless and until the Participant or the Participant’s legal representative shall have paid or otherwise satisfied in full the amount of all federal, state, local and foreign taxes applicable to the taxable income of the Participant resulting from the grant or vesting of the Performance Stock Units or the issuance of Shares.
1.7Conditions to Delivery of Shares. The Shares deliverable hereunder may be either previously authorized but unissued Shares, treasury Shares or issued Shares which have then been reacquired by the Company. Such Shares shall be fully paid and nonassessable. The Company shall not be required to issue Shares deliverable hereunder prior to fulfillment of the conditions set forth in Section 10.4 of the Plan.
1.8Rights as Stockholder. The holder of the PSUs shall not be, nor have any of the rights or privileges of, a stockholder of the Company, including, without limitation, voting rights and rights to dividends, in respect of the PSUs and any Shares underlying the PSUs and deliverable hereunder unless and until such Shares shall have been issued by the Company and held of record by such holder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 12.2 of the Plan.

ARTICLE III.
OTHER PROVISIONS
1.1Administration. The Administrator shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon the Participant, the Company and all other interested persons. No member of the Administrator or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Agreement or the PSUs.
1.2PSUs Not Transferable. The PSUs shall be subject to the restrictions on transferability set forth in Section 10.3 of the Plan.
1.3Tax Consultation. The Participant represents that the Company has not provided the Participant with any tax advice in connection with the PSUs and that the Participant is not relying on the Company for any tax advice in connection with the PSUs.
1.4Binding Agreement. Subject to the limitation on the transferability of the PSUs contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
1.5Adjustments Upon Specified Events. The Participant acknowledges that the PSUs are subject to adjustment, modification and termination in certain events as provided in this Agreement and Section 12.2 of the Plan.
1.6Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to the Participant shall be addressed to the Participant at the Participant’s last address reflected on the Company’s records. By a notice given pursuant to this Section 3.6, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.
1.7Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
1.8Governing Law. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.
1.9Conformity to Securities Laws. The Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any other Applicable Law. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the PSUs are granted, only in such a manner as to conform to Applicable Law. To the extent permitted by Applicable Law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such Applicable Law.
1.10Amendment, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board; provided, however, that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the PSUs in any material way without the prior written consent of the Participant.
1.11Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth in Section 3.2 hereof, this Agreement shall be binding upon the Participant and his or her heirs, executors, administrators, successors and assigns.
1.12Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if the Participant is subject to Section 16 of the Exchange Act, then the Plan, the PSUs and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
1.13Not a Contract of Service Relationship. Nothing in this Agreement or in the Plan shall confer upon Participant any right to continue to serve as an employee or other service provider of the Company or any of its Subsidiaries or interfere with or restrict in any way with the right of the Company or any of its Subsidiaries, which rights are hereby expressly reserved, to discharge or to terminate for any reason whatsoever, with or without cause, the services of the Participant’s at any time.
1.14Section 409A. This Award is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). However, notwithstanding any other provision of the Plan, the Grant Notice or this Agreement, if at any time the Administrator determines that this Award (or any portion thereof) may be subject to Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify Participant or any other person for failure to do so) to adopt such amendments to the Plan, the Grant Notice or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate for this Award either to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.
1.15Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. The Participant shall have only the rights of a general unsecured creditor of the Company and its Subsidiaries with respect to amounts credited and benefits payable, if any, with respect to the PSUs, and rights no greater than the right to receive the Common Stock as a general unsecured creditor with respect to PSUs, as and when payable hereunder.

Exhibit B
PERFORMANCE GOALS
1.Performance Achievement. The PSUs will be eligible to become earned as of the Determination Date (as defined below) based on the achievement of the applicable performance metrics set forth below. Any Shares earned with respect to the PSUs will be distributed to the Participant in accordance with Section 2.6 of the Agreement.
    There are two performance measures, which together provide Participant with an opportunity to earn up to 200% of the Target Number of Performance Stock Units set forth on the Grant Notice, with Participant’s PSUs divided equally between the two performance metrics. The first performance metric is Net Sales and the second performance metric is Adjusted EBIDTA Margin.
    Following the end of each of 2022, 2023 and 2024, the Administrator will determine in its discretion the extent to which each of the performance criteria set below for such year have been satisfied (each such determination, the “Annual Achievement”). Within a reasonable time following the end of the Performance Period (and in any event prior to the 90-day anniversary of the last day of the Performance Period), the Administrator will determine in its discretion the average Annual Achievement with respect to each of Net Sales and Adjusted EBITDA Margin over the Performance Period (the date of such determination, the “Determination Date”), with the number of PSUs that shall be earned equal to the total number of Net Sales PSUs and Adjusted EBITDA Margin PSUs earned by the Participant on the Determination Date in accordance with this Exhibit B, subject to the Participant’s continued service with the Company through such date.
2.Performance Metrics.
Net Sales
    Fifty percent (50%) of the total number of PSUs eligible to be earned by Participant under the Agreement shall be based on the Company’s achievement of the Net Sales targets set forth below during the Performance Period (the “Net Sales PSUs”).

	Performance Metric Goal ($000s)			PSU Vesting Percentage
Performance Level	2022	2023	2024
Threshold	$1,143,000	$1,360,000	$1,530,000	50%
Target	$1,345,000	$1,600,000	$1,800,000	100%
Maximum	$1,749,000	$2,080,000	$2,340,000	200%

The number of Net Sales PSUs eligible to be earned and vest will be equal to the product of (i) 50% of the Target Number of PSUs and (ii) the average PSU Vesting Percentage, as determined based on the Company’s achievement of the applicable Net Sales targets with respect to 2022, 2023 and 2024. Performance achievement and the PSU Vesting Percentages between Threshold and Target levels and Target and Maximum levels will be determined based on linear interpolation between the applicable goals. Unless otherwise determined by the Administrator, no Net Sales PSUs shall become vested unless the average PSU Vesting Percentage for the Performance Period is equal to at least 50%. If the Company’s performance achievement exceeds the Maximum level of achievement, then the number of Net Sales PSUs vested and earned will equal the number based on the PSU Vesting Percentage for the Maximum performance level.
Any Net Sales PSUs that have not been earned will be automatically forfeited on the Determination Date.
Adjusted EBITDA Margin
    Fifty percent (50%) of the total number of PSUs eligible to be earned by Participant under the Agreement shall be based on the Company’s achievement of the Adjusted EBITDA Margin targets set forth below during the Performance Period (the “Adjusted EBITDA Margin PSUs”).

	Performance Metric Goal (%)			PSU Vesting Percentage
Performance Level	2022	2023	2024
Threshold	15.0%	16.0%	17.0%	50%
Target	15.5%	16.5%	17.5%	100%
Maximum	16.5%	17.5%	18.5%	200%

The number of Adjusted EBITDA Margin PSUs eligible to be earned and vest will be equal to the product of (i) 50% of the Target Number of PSUs and (ii) the average PSU Vesting Percentage, as determined based on the Company’s achievement of the applicable Adjusted EBITDA Margin targets with respect to 2022, 2023 and 2024. Performance achievement and the PSU Vesting Percentages between Threshold and Target levels and Target and Maximum levels will be determined based on linear interpolation between the applicable goals. Unless otherwise determined by the Administrator, no Adjusted EBITDA Margin PSUs shall become vested unless the average PSU Vesting Percentage for the Performance Period is equal to at least 50%. If the Company’s performance achievement exceeds the Maximum level of achievement, then the number of Adjusted EBITDA Margin PSUs vested and earned will equal the number based on the PSU Vesting Percentage for the Maximum performance level.
Any Adjusted EBITDA Margin PSUs that have not been earned will be automatically forfeited on the Determination Date.
3.Definitions.
a.“Adjusted EBITDA” is defined as EBITDA further adjusted for non-cash charges related to equity-based compensation programs, acquisition transaction costs and other expenses, certain severance, relocation and related costs, foreign currency transaction losses and other unusual or one-time items.
b.“Adjusted EBITDA Margin” is defined as Adjusted EBITDA divided by Net Sales.
c.“Cause” shall mean “Cause” as defined in such Participant’s employment or service agreement with the Company or an affiliate thereof, or, if no such agreement exists or such agreement does not contain a definition of Cause, then “Cause” shall mean: (a) gross neglect or willful misconduct by Participant of Participant’s duties or Participant’s willful failure to carry out, or comply with, in any material respect any lawful and reasonable directive of the Board; (b) conviction of Participant of, or Participant’s plea of no contest, plea of nolo contendere or imposition of adjudicated probation with respect to, any felony or crime involving moral turpitude or Participant’s indictment for any felony or crime involving moral turpitude; provided if Participant is terminated following such indictment but is found not guilty or the indictment is dismissed, the termination shall be deemed to be a termination without Cause; (c) Participant’s habitual unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing Participant’s duties and responsibilities; (d) Participant’s commission at any time of any act of fraud, embezzlement, misappropriation, material misconduct, or breach of fiduciary duty against the Company (or any predecessor thereto or successor thereof); or (e) Participant’s material breach of any confidentiality, non-compete or non-solicitation covenants.
d.“EBITDA” is defined as net income before interest expense, net, income tax expense, depreciation and amortization.
e.“Good Reason” shall mean “Good Reason” as defined in such Participant’s employment or service agreement with the Company or an affiliate thereof, or, if no such agreement exists or such agreement does not contain a definition of Good Reason, then “Good Reason” shall mean: (a) a material adverse change in Participant’s title or reporting line or material duties, authorities or responsibilities, as determined by the Board (provided, that Participant’s title, reporting line or material duties, authorities or responsibilities shall not be deemed to be materially adversely changed solely because the Company (or its successor) is no longer an independently operatedpublic entity or becomes a subsidiary of another entity); (b) a material reduction of Participant’s base Salary or benefits or target bonus opportunity (other than such a reduction that is generally consistent with a general reduction affecting the Company’s other similarly situated employees); (c) failure by the Company to pay any portion of Participant’s earned base Salary or bonus; or (d) the Company’s requiring Participant to be headquartered at any office or location more than 50 miles from Participant’s primary work location as of the date of this Agreement, provided that in the case of all the above events, Participant may not resign from his or her employment for Good Reason unless Participant provides the Company written notice within 90 days after the initial occurrence of the event and at least 60 days prior to the date of termination, and the Company has not corrected the event prior to the date of termination.
f.“Net Sales” is defined as gross product sales, license and royalty income and shipping income, net of sales and promotional allowances as well as damage and defects and customer account adjustments.

g.“Performance Period” means the period beginning on January 1, 2022 and ending on December 31, 2024.